For Immediate Release

Clark Holdings Inc. Announces Voting Results of 2010 Annual Meeting

Trenton, New Jersey, July 1, 2010 – Clark Holdings Inc. (“Clark”) (NYSE AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced the voting results of its annual meeting of stockholders held on June 30, 2010.  Stockholders of record on the record date, May 24, 2010, were entitled to vote at the annual meeting.  Approximately 87% of Clark’s outstanding shares of common stock were represented by proxy or in person at the annual meeting.

At the annual meeting, Clark’s stockholders elected Donald G. McInnes, Edward W. Cook and Brian Bowers as Class B directors, to serve for the ensuing three-year period and until their successors are elected and qualified.  Clark’s stockholders also ratified the appointment of ParenteBeard LLC as its independent registered public accounting firm for the 2010 fiscal year.

The exact tally of the votes for each proposal is included in a Current Report on Form 8-K filed today by Clark with the Securities and Exchange Commission.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other industries.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark’s filings with the Securities and Exchange Commission.  Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Gregory Burns, Chief Executive Officer
Clark Holdings Inc.
646-495-5094